UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

CROSSROADS SYSTEMS INC.
(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE
(Title of Class of Securities)

22765D2099
(CUSIP number)

Thomas B. Akin
Talkot Capital, LLC
2400 Bridgeway, Suite 300
Sausalito, CA 94965
415-332-3760
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2011
(Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

[ ] Rule 13d - 1(b)

[X] Rule 13d - 1(c)

[ ] Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1 934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)


CUSIP No. 22765D2099


1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON

	Thomas Bruce Akin
-----------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)	 / /
                                                                (b)      / /
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3	SEC USE ONLY
-----------------------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

  	United States of America
-----------------------------------------------------------------------------
NUMBER OF            5 	SOLE VOTING POWER
SHARES                  293,963
BENEFICIALLY         --------------------------------------------------------
OWNED BY             6	SHARED VOTING POWER
EACH                    699,876
REPORTING            --------------------------------------------------------
PERSON               7	SOLE DISPOSITIVE POWER
WITH                    293,963
                     --------------------------------------------------------
                     8	SHARED DISPOSITIVE POWER
                        699,876
-----------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        293,963
-----------------------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   	CERTAIN SHARES*	                                                 / /
-----------------------------------------------------------------------------
11 	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.69%
-----------------------------------------------------------------------------
12	TYPE OF REPORTING PERSON*

	IN


CUSIP No. 22765D2099


1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON

	Talkot Fund, L.P.
	91-1804621
-----------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)   / /
                                                                   (b)   / /
-----------------------------------------------------------------------------
3	SEC USE ONLY
-----------------------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

  	California
-----------------------------------------------------------------------------
NUMBER OF           5 	SOLE VOTING POWER
SHARES                  405,913
BENEFICIALLY        ---------------------------------------------------------
OWNED BY            6	SHARED VOTING POWER
EACH                    -0-
REPORTING           ---------------------------------------------------------
PERSON              7	SOLE DISPOSITIVE POWER
WITH                    405,913
                    ---------------------------------------------------------
                    8	SHARED DISPOSITIVE POWER
                        -0-
-----------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        405,913
-----------------------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   	CERTAIN SHARES*	                                   	         / /
-----------------------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.72%
-----------------------------------------------------------------------------
12	TYPE OF REPORTING PERSON

  	PN




ITEM 1(a).	Name of Issuer:

		Crossroads Systems Inc.

Item 1(b).	Address of Issuer's Principal Office:

		11000 North Mopac Expressway
		Austin, TX 78759
		United States


Item 2(a).	Name of Person Filing:
		This Statement on Schedule 13G is being filed on behalf of the following persons (each, a 'Reporting Person' and collectively, the 'Reporting Persons'):

		Thomas B. Akin
		Talkot Fund, L.P.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

		The principal business address of each reporting person is 2400 Bridgeway, Suite 300, Sausalito, CA 94965.

Item 2(c).	Citizenship:

		USA

Item 2(d).	Title of Class of Securities:

		Common Stock, $0.01 par value per share

Item 2(e).	CUSIP Number:

		22765D2099


Item 3.		If this statement is filed pursuant to Rule 240.13d-1(b) or
		240.13d-2(b) or (c), check whether the person filing is a:

		(a)[ ] Broker or Dealer registered under Section 15 of the
			Act
		(b)[ ] Bank as defined in section 3(a)(6) of the Act
		(c)[ ] Insurance Company as defined in section 3(a)(19) of
			the Act
		(d)[ ] Investment Company registered under section 8 of
			the Investment Company Act of 1940
		(e)[ ] An Investment Adviser in accordance with Rule
			13d-1(b)(1)(ii)(E)
		(f)[ ] An Employee Benefit Plan or Endowment Fund in
			accordance with Rule 13d-1(b)(1)(ii)(F)
		(g)[ ] A Parent Holding Company or Control Person in
			accordance with Rule 13d-1(b)(ii)(G)
		(h)[ ] A Savings Association as defined in Section 3(b) of
			the Federal Deposit Insurance Act
		(i)[ ] A Church Plan that is excluded From the definition
			of an investment company under Section 3(c)(14)of the Investment Company Act of 1940
		(j)[ ] Group, in accordance with 13d-1(b)(1)(ii)(J)


Item 4.		Ownership:

	For each Reporting Person:

	(a)	Amount Beneficially Owned:

	Thomas B. Akin and Talkot Fund, L.P. beneficially own 699,876 shares of Common Stock. Of such 699,876 shares of Common Stock, Thomas B. Akin directly beneficially owns 293,963 shares of Common Stock, and Talkot Fund, L.P. directly beneficially owns 405,913 shares of Common Stock.

	(b)	Percent of Class:

		6.41%

	This percentage is based on 10,922,938 shares of Common Stock issued and outstanding as of October 14, 2011, as reported in Form 10-Q filed with the Securities and Exchange Commission (the "Commission") on October 14, 2011.

	(c)	Number of shares to which each Reporting Person has:


		(i)	Sole power to vote or direct the vote:
			-0-

		(ii)	Shared power to vote or direct the vote:
			699,876

		(iii)	Sole power to dispose or to direct the
			disposition of:
			-0-

		(iv)	Shared power to dispose of or direct the
			disposition of:
			699,876


Item 5.		Ownership of Five Percent or Less of a Class:

		Not applicable.


Item 6.		Ownership of More than Five Percent on Behalf of Another
		Person:

		Not applicable.


Item 7.		Identification and Classification of the Subsidiary Which
		Acquired the Security Being Reported on By the Parent Holding
		Company:

		Not applicable.


Item 8.		Identification and Classification of Members of the Group:

		Not applicable.


Item 9.		Notice of Dissolution of Group:

		Not applicable.


Item 10.	Certification:

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2012



/s/ Thomas Bruce Akin
Thomas Bruce Akin



TALKOT FUND, L.P.




By:  /s/  Thomas Bruce Akin
Thomas Bruce Akin, Managing General Partner